Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Simon Property Group, L.P. Amended and Restated 1998 Stock Incentive Plan of Simon Property Group, Inc. and Subsidiaries of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Simon Property Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Simon Property Group, Inc. and Subsidiaries, incorporated by reference or included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
August 10, 2012